Exhibit 99.1

Red Robin Announces Appointment of Stuart B. Brown

as Chief Financial Officer

Greenwood Village, CO — August 12, 2011 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced the appointment of Stuart B. Brown as senior vice president and chief financial officer.  Mr. Brown will be responsible for leading a wide range financial disciplines at the Company including accounting, financial planning and external reporting, as well as overseeing the Company’s supply chain organization.

Mr. Brown brings more than 20 years of leadership in corporate finance, including 10 years in the food retailing industry.  He has extensive experience in public company finance including capital markets, treasury, financial planning and analysis, financial reporting and investor relations, as well as working closely with operations teams to strengthen performance.

“Stuart Brown is a great addition to the Red Robin team,” said Steve Carley, Red Robin Gourmet Burgers, Inc.’s chief executive officer.  “Throughout his extensive career, Stuart has demonstrated his talent in leading finance teams in multiple areas and in a diverse range of industries, and making impressive contributions along the way.  We’re excited to have Stuart on board at Red Robin as we continue to strengthen our performance and implement Red Robin’s long-term strategic plan.”

Before joining Red Robin, Mr. Brown had, since 2006, served as chief financial officer for DCT Industrial Trust Inc., a publicly traded real estate investment trust that owns, operates and develops distribution facilities in the U.S. and Mexico.  Prior to his role at DCT Industrial, he was chief accounting officer at Federal Realty Investment Trust, where he was responsible for all areas of accounting and overseeing business improvement projects.  Mr. Brown also served as vice president and controller at Giant Food, Inc., and vice president of corporate accounting and vice president of investor relations for Ahold USA, Inc., as well as finance roles at Royal Ahold, based in the Netherlands and Washington, D.C.  Mr. Brown began his professional finance career at Deloitte & Touche as auditor in the firm’s Atlanta office, and then supervising auditor at the Deloitte & Touche office in the Netherlands.   He holds a bachelor’s degree in business administration and a master’s degree in accountancy from the University of Georgia.

“I’m excited about the opportunity to return to the food industry and be part of a highly-recognized and respected casual dining brand,” said Mr. Brown.  “I’m looking forward to partnering with Red Robin’s teams in operations and throughout the company to drive performance and build a best-in-class company.”

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 450 Red

Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

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For further information contact:

Red Robin International, Inc.

Kevin Caulfield

303-846-5470

ICR

Don Duffy/Raphael Gross

203-682-8200